DRAFT
04/23/97

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                            FORM S-8

                     Registration Statement
                            Under the
                     Securities Act of 1933

                   Irwin Financial Corporation
     (Exact Name of Registrant as Specified in Its Charter)

          Indiana                            35-1286807
   (State or Other Jurisdiction of           (IRS Employer
   Incorporation or Organization)            Identification No.)

         500 Washington Street, Columbus, Indiana  47201
      (Address of Principal Executive Offices)  (Zip Code)

       Irwin Financial Corporation 1997 Stock Option Plan
                    (Full Title of the Plan)

                        Matthew F. Souza
                   Irwin Financial Corporation
                      500 Washington Street
                          P.O. Box 929
                       Columbus, IN  47201
             (Name and Address of Agent For Service)

                          812-376-1934
  (Telephone Number, Including Area Code, of Agent For Service)

                 CALCULATION OF REGISTRATION FEE

======================================================================
                            Proposed    Proposed
Title of                    Maximum     Maximum
Securities       Amount     Offering    Aggregate      Amount of
to be            to be      Price       Offering       Registration
Registered     Registered   Per Share*  Price*         Fee
-----------------------------------------------------------------------
Common Shares    700,000    $26.75      $18,725,000    $5,674.24
no par value     Shares
=======================================================================

*The registration fee has been calculated pursuant to Rule 457(c) and (h) based upon the average of the high and low prices for the Common Shares on April 28, 1997.

The index to Exhibits is located at page 7 in the sequential number system.

TOTAL PAGES 10
XXX Page 1 XXX
                            Form S-8
                  Registration Statement under
                   the Securities Act of 1933

                   Irwin Financial Corporation

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following information hereto fore filed with the Commission pursuant to the Securities Act of 1934, as amended (the "Exchange
Act"), is incorporated herein by reference:

(a) The registrant's Annual Report on Form 10-K for the year ended December 31, 1996, File No. 0-7834.

(b) The information set forth under the caption "Description of Common Shares" in the registrant's Registration Statement on Form 10 filed pursuant to Section 12(g) of the Exchange Act, Registration No. 0-6835.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14(d) and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of those documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Indiana Business Corporation Law ("BCL") provides that a corporation may indemnify against liability (including amounts paid in settlement) or a person made a party to a proceeding because of the person's service as a director, officer, employee or agent of the corporation if a determination is made by the board of directors, a committee thereof, legal counsel or the shareholders that the person acted in good faith and reasonably believed (in the case of action taken in the person's official capacity with the corporation) that his or her conduct was in the corporation's best interests or (in all other cases) at least not opposed to its best interests; and, in the case of any criminal proceeding, the person had reasonable cause to believer his or her conduct was lawful or no reasonable cause to believe it was unlawful. Directors, officers, employees and agents must be indemnified against reasonable expenses incurred in a proceeding if the person is wholly successful, on the merits or XXXPage 2XXX otherwise, in the defense of the proceeding. The BCL provides that it is not exclusive of other rights of indemnification that a person may have under the articles of incorporation, bylaws, resolution of the board of directors or shareholders or other authorization of the shareholders; and permits the corporation to purchase insurance on behalf of directors, officers, employees and agents against liability asserted against them in those capacities.

Reference is made to Section 9.05 of Article IX of the Amended
Articles of Incorporation of Irwin Financial Corporation concerning indemnification of directors and officers.

Irwin Financial Corporation has obtained directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of Irwin Financial Corporation against certain losses caused by an error, misstatement or misleading statement, wrongful act, omission, neglect or breach of duty by them or any matter claimed against them in their capacities as directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Index to Exhibits.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the
XXXPage 3XXX

  offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
XXXPage 4XXX

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on April 29, 1997.

                              IRWIN FINANCIAL CORPORATION


                                   By: /s/ William I. Miller
                                   -------------------------
                                   William I. Miller,
                                   Chairman of the Board

                        POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints William I. Miller, John A. Nash and Matthew F. Souza, and each or any of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby rectifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates and in the capacities indicated:

                        Capacity with
Signature               Registrant               Date


/s/ Sally A. Dean         Director
-----------------                               April 29, 1997
Sally A. Dean


/s/ David W. Goodrich     Director              April 29, 1997
---------------------
David W. Goodrich


/s/ John T. Hackett       Director              April 29, 1997
-------------------
John T. Hackett


/s/ William H. Kling      Director              April 29, 1997
--------------------
William H. Kling


/s/ Brenda J. Lauderback  Director              April 29, 1997
------------------------
Brenda J. Lauderback


/s/ John C. McGinty, Jr.  Director              April 29, 1997
------------------------
John C. McGinty, Jr.


/s/ Irwin Miller          Director              April 29, 1997
----------------
Irwin Miller


/s/ William I. Miller     Director, Chairman    April 29, 1997
---------------------     of the Board
William I. Miller        (Principal Executive
                          Officer)


/s/ John A. Nash          Director, Chairman    April 29, 1997
----------------          of the Executive
John A. Nash              Committee


/s/ Lance R. Odden        Director              April 29, 1997
------------------
Lance R. Odden


/s/ James T. Sakai        Director              April 29, 1997
------------------
James T. Sakai


/s/ Theodore M. Solso     Director              April 29, 1997
---------------------
Theodore M. Solso


/s/ Thomas D. Washburn    Senior Vice           April 29, 1997
----------------------    President and Chief
Thomas D. Washburn        Financial Officer


/s/ Marie C. Strack       Vice President and    April 29, 1997
-------------------       Controller
Marie C. Strack          (Principal
                          Accounting Officer)
XXXPage 6XXX

                   IRWIN FINANCIAL CORPORATION
                     Registration Statement
                               on
                            Form S-8

                        INDEX TO EXHIBITS
Exhibit                                               Page Number
Number                                                in Sequential
Assigned in         Description of Exhibit            Numbering
Regulation                                            System
S-K
Item 601

(4)          4.01   Specimen certificate for Common
                    Shares (Incorporated by
                    reference to Exhibit 4(a) to the
                    registrant's Annual Report on
                    Form 10-K for the year ended
                    December 31, 1994 (File No. 0-
                    6835).

             4.02   Certain instruments defining the
                    rights of the holders of long-
                    term debt of the registrant and
                    certain of its subsidiaries,
                    none of which authorize a total
                    amount of indebtedness in excess
                    of 10% of the total assets of
                    the registrant and its
                    subsidiaries on a consolidated
                    basis, have not been filed as
                    Exhibits.  The registrant hereby
                    agrees to furnish a copy of any
                    of these agreements to the
                    Commission upon request.

(5)          5.01   Opinion of Ice Miller Donadio &         8
                    Ryan

(15)                No exhibit.

(24)         24.01  Consent of Ice Miller Donadio &
                    Ryan (Included as a part of
                    Exhibit 5.01)

             24.02  Consent of Coopers & Lybrand           10

(25)         25.01  Power of Attorney (see Signature
                    Page)

(28)                No exhibit.

(29)                No exhibit.
XXXPage 7XXX